EXHIBIT 5.1

OPINION OF THOMPSON COBURN LLP

October 23, 2008

Insituform Technologies, Inc.
17988 Edison Avenue
Chesterfield, Missouri 63005

Re:
Registration Statement on Form S-8 for two hundred seventy four thousand two hundred and seventy three (274,273) shares of Insituform Technologies, Inc. Class A common stock, $0.01 par value, for issuance under an Employment Inducement Award to J. Joseph Burgess.

Ladies and Gentlemen:

With reference to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Insituform Technologies, Inc., a Delaware corporation (the “Company”), on October 23, 2008 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed issuance by the Company of two hundred seventy four thousand two hundred seventy three (274,273) shares of Insituform Technologies, Inc. Class A common stock, $0.01 par value, and attached Preferred Stock Purchase Rights (collectively, the “Shares”), pursuant to an Employment Inducement Award to J. Joseph Burgess (the “Award”), we have examined such corporate records of the Company, such laws and such other information as we have deemed relevant, including the Company’s Restated Certificate of Incorporation, as amended, Amended and Restated By-Laws, as amended, and statements we have received from officers and representatives of the Company. In delivering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic or conformed copies, the authenticity of originals of all such latter documents, and the correctness of statements submitted to us by officers and representatives of the Company.

Based solely on the foregoing, we are of the opinion that the Shares to be issued by the Company pursuant to the Award have been duly authorized and, when issued by the Company in accordance with the Award, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. We further consent to the filing of copies of this opinion with agencies of such states and other jurisdictions as you deem necessary in the course of complying with the laws of the states and jurisdictions regarding the sale and issuance of the Shares.

                                                Very truly yours,

                                                /s/ Thompson Coburn LLP